Exhibit 1.2

Pricing Agreement

April 2, 2004

WACHOVIA CAPITAL MARKETS, LLC
As representative of the several Underwriters named in Schedule I hereto
7 St. Paul Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

     Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated April 2, 2004 (the “Underwriting Agreement”), between the Company on the one hand and Wachovia Capital Markets, LLC, as representative of the several Underwriters named in Schedule I hereto (the “Underwriters”), on the other hand, to issue and sell to the Underwriters the Shares specified in Schedule II hereto (the “Designated Shares”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Pricing Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of the Representatives pursuant to Section 12 of the Underwriting Agreement is Wachovia Capital Markets, LLC, and the Representatives designated to act on behalf of each of the Underwriters of the Designated Shares pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth in Schedule II hereto.

     A supplement to the Prospectus relating to the Designated Shares, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the Time of Delivery and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Initial Shares (as defined in Schedule II hereto) set forth opposite the name of such Underwriter in Schedule I hereto.

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     In addition, subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company hereby grants an option to the Underwriters to purchase, severally and not jointly, up to the number of Option Shares (as defined in Schedule II hereto) specified in Schedule II hereto at the place and purchase price to the Underwriters set forth in Schedule II hereto and at the Option Closing Time specified by the Representatives as provided below. The option hereby granted will expire at 11:59 p.m. (New York City time) on the 30th day after the date of this Pricing Agreement and may be exercised once, in whole or in part, for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Shares upon notice by the Representatives to the Company setting forth the number of Option Shares as to which the several Underwriters are then exercising the option and the Option Closing Time for such Option Shares. Any such Option Closing Time shall be determined by the Representatives but shall not be later than seven full business days after the exercise of such option nor in any event prior to the Time of Delivery. If the option is exercised as to all or any portion of the Option Shares, each of the Underwriters, acting severally and not jointly, will be obligated to purchase that proportion of the total number of Option Shares then being purchased which the number of Initial Shares set forth in Schedule II hereto opposite the name of such Underwriter bears to the total number of Initial Shares (subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares), and the Company shall be obligated to issue and sell such Option Shares to the several Underwriters, in each case subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated by reference herein.

     The obligations of the Underwriters under this Pricing Agreement and the Underwriting Agreement incorporated herein are several and not joint.

     This Pricing Agreement shall be governed by and construed in accordance with the laws of the State of New York.

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     If the foregoing is in accordance with your understanding, please sign and return this Pricing Agreement to us, and upon acceptance hereof by you, on behalf of each of the Underwriters, this Pricing Agreement and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

Very truly yours,

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Donald C. Wood

Name: Donald C. Wood
Title: President and Chief Executive Officer

Accepted as of the date hereof:

WACHOVIA CAPITAL MARKETS, LLC,
On its own behalf and as Representative of
the several Underwriters

By:	/s/ Mark Waxman

Name: Mark Waxman
Title: Director

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SCHEDULE I

Number of
Initial Shares
Underwriter	to be Purchased
Wachovia Capital Markets, LLC	1,640,062
Legg Mason Wood Walker, Incorporated	546,687

Total	2,186,749

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SCHEDULE II

Title of Designated Shares:	Common Shares of Beneficial Interest

Number of Designated Shares:	2,514,760 shares. The Designated Shares consist of an aggregate of 2,186,749 Designated Shares (the “Initial Shares”) that the Underwriters have agreed, severally and not jointly, to purchase and that the Company has agreed to sell and an aggregate of up to 328,011 Designated Shares (the “Option Shares”) that the Underwriters have the option to purchase, severally and not jointly, from the Company, all subject to the terms and conditions set forth in this Pricing Agreement and the Underwriting Agreement incorporated by reference herein.

Initial Offering Price to Public Per Share for Designated Shares	$45.730 per share.

Purchase Price per Share for Designated Shares to be Paid by the Underwriters	$45.328 per share; provided, however, that the purchase price per share for any Option Shares purchased by the Underwriters shall be reduced by an amount per share equal to the aggregate amount per share of any dividends or distributions declared, paid or payable with respect to the Initial Shares but not payable with respect to such Option Shares.

Specified funds for payment of purchase price:	Wire transfer of immediately available funds.

Names and addresses of Representatives:	Wachovia Capital Markets, LLC
7 St. Paul Street
Baltimore, Maryland 21202

Address for Notices, etc.:	Wachovia Capital Markets, LLC
7 St. Paul Street
Baltimore, Maryland 21202
Attention: Barrett Kollme

Time of Delivery:	9:00 a.m. (New York City time) on April 7, 2004

Closing Location:	Sidley Austin Brown & Wood llp
555 California Street
San Francisco, California 94104

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Place of Delivery of Designated Shares:	New York, New York

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SCHEDULE III

List of Persons Subject to Lock-Up

Mark S. Ordan

Donald C. Wood

Larry E. Finger

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